EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

Steven D. Albright	Fred A. Nielson	Barry Murov
Chief Financial Officer	Investor Relations	Corporate Communications
(636) 733-1305	(636) 733-1314	(636) 733-1303

RELIV INTERNATIONAL, INC. REPORTS
RECORD NET SALES AND EARNINGS FOR 2006

Fourth-quarter sales rise 4 percent, earnings increase nearly 12 percent
Compared to fourth-quarter 2005 results

FOR IMMEDIATE RELEASE

CHESTERFIELD, Mo., Feb. 28, 2007 - Reliv International, Inc. (NASDAQ:RELV), a developer, manufacturer and marketer of proprietary nutritional supplements, today reported record net sales and earnings for 2006. Net income increased 5 percent from $7.5 million to $7.9 million, and diluted earnings per share rose 2 percent, from $0.46 to $0.47 for the year.

Net sales were $117.5 million, a 3.4 percent increase over 2005 net sales. U.S. sales rose 3.2 percent and international sales increased 6.1 percent in 2006 compared to 2005.

For the fourth quarter, net sales were $28.6 million, compared to $27.5 million in the fourth quarter of 2005, an increase of 4.2 percent. Fourth-quarter net income rose 11.7 percent to $2.0 million from $1.8 million; on a diluted per share basis, earnings rose to $0.12 from $0.11 compared to the fourth quarter of 2005.

“Our proprietary nutritional supplements, outstanding business opportunity and a disciplined system to help distributors expand their businesses led us to improved performance in 2006, and we believe that they’ll lead to further growth in 2007,” said Robert L. Montgomery, chairman, chief executive officer and president of Reliv.

“I’m pleased with the growth in 2006, but our goal is to return to double-digit growth in both net sales and earnings,” Montgomery said. “A promising development in the fourth quarter was the increase in new distributor signups,” he added.

Worldwide, new distributor signups in the fourth quarter increased 3 percent compared to the same quarter of 2005. Signups in the U.S. also increased in the fourth quarter. Both the Australia/New Zealand and United Kingdom/Ireland regions reported increased sponsorships for the year.

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Reliv fourth-quarter results
Add One

For the full year, however, Reliv’s distributor count was flat compared to year-end 2005 with 64,960 distributors, while the total number of Master Affiliates rose to 18,370, a 3 percent increase compared to the 2005 figure.

“I see several positive factors for Reliv as we enter 2007,” Montgomery said. “First, early indications are that the momentum in new signups from the fourth quarter seems to be continuing into the first quarter of 2007. Second, sales of our Slimplicity Weight Loss System have been encouraging since its launch in early February,” he said.

“A third factor is our strengthening international sales,” Montgomery said. “In the fourth quarter of 2006, Reliv’s net sales in non-U.S. markets rose approximately 15 percent compared to the fourth quarter of 2005, with all markets reporting an increase in net sales,” he said.

“Continued growth in those markets is important to maintain Reliv’s positioning in the wellness and direct selling industries, both of which are expanding globally,” Montgomery said.

Reliv will host a conference call to discuss fourth-quarter and full-year 2006 earnings with investors at 1:00 p.m. Eastern Time on Feb. 28, 2007. The dial-in number for investors is 866-271-6130. The participant passcode is 20333285. To register, please call in 15 minutes prior to start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using the passcode 46226584. A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site, http://www.reliv.com/us/investor. An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section 24 hours after the call concludes.

Reliv International, Inc., based in suburban St. Louis, Mo., develops, manufactures and markets a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition. Reliv sells its products through an international network marketing system of approximately 65,000 independent distributors. Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.

Factors that could cause actual results to differ are identified in the public filings made by Reliv’ with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on Reliv’s web site, www.reliv.com.

-- FINANCIAL HIGHLIGHTS FOLLOW -

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2006	2005
	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$9,332,810	$5,653,594
Short-term investments	7,864,000	-
Accounts and notes receivable, less allowances of
$6,200 in 2006 and $39,700 in 2005	669,379	775,623
Accounts due from employees and distributors	223,246	152,760
Inventories	4,778,221	5,584,456
Other current assets	1,977,522	1,692,568
Total current assets	24,845,178	13,859,001

Other assets	2,639,537	1,626,330
Accounts due from employees and distributors	362,959	355,651

Net property, plant and equipment	9,434,546	10,140,441

Total assets	$37,282,220	$25,981,423

Liabilities and stockholders’ equity

Total current liabilities	$8,615,256	$9,895,260
Long-term debt, less current maturities	-	2,211,065
Other non-current liabilities	933,113	1,310,270

Total stockholders’ equity	27,733,851	12,564,828

Total liabilities and stockholders’ equity	$37,282,220	$25,981,423

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Reliv International, Inc. and Subsidiaries
ADD THREE

Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Product sales	$25,685,242	$24,629,035	$105,497,420	$102,045,383
Handling & freight income	2,958,093	2,855,514	11,969,737	11,519,781
Net sales	28,643,335	27,484,549	117,467,157	113,565,164

Costs and expenses:
Cost of products sold	4,763,607	4,735,786	19,519,904	19,264,347
Distributor royalties and commissions	11,419,767	10,971,521	47,127,026	45,479,062
Selling, general and administrative	9,553,099	8,729,059	38,716,529	36,348,526
Total costs and expenses	25,736,473	24,436,366	105,363,459	101,091,935

Income from operations	2,906,862	3,048,183	12,103,698	12,473,229

Other income (expense):
Interest income	212,475	48,290	692,595	238,473
Interest expense	(2,728)	(50,886)	(50,156)	(313,329)
Other income	74,727	127,230	256,966	101,043
Income before income taxes	3,191,336	3,172,817	13,003,103	12,499,416
Provision for income taxes	1,168,000	1,362,000	5,105,000	4,978,000

Net income	$2,023,336	$1,810,817	$7,898,103	$7,521,416

Earnings per common share - Basic	$0.12	$0.11	$0.48	$0.47
Weighted average shares	16,686,000	15,580,000	16,465,000	15,885,000

Earnings per common share - Diluted	$0.12	$0.11	$0.47	$0.46
Weighted average shares	16,812,000	15,901,000	16,727,000	16,388,000

Cash dividends declared per common share	$0.050	$0.040	$0.100	$0.075

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Reliv International, Inc. and Subsidiaries
ADD FOUR

Net sales by Market
(in thousands)
	Three months ended December 31,				Change From
	2006		2005		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	25,408	88.7%	24,669	89.8%	739	3.0%
Australia/New Zealand	695	2.4%	649	2.4%	46	7.1%
Canada	403	1.4%	377	1.4%	26	6.9%
Mexico	423	1.5%	370	1.3%	53	14.3%
United Kingdom/Ireland	320	1.1%	205	0.7%	115	56.1%
Philippines	595	2.1%	522	1.9%	73	14.0%
Malaysia/Singapore	508	1.8%	491	1.8%	17	3.5%
Germany	291	1.0%	202	0.7%	89	44.1%

Consolidated Total	28,643	100.0%	27,485	100.0%	1,158	4.2%

Net sales by Market
(in thousands)
	Year ended December 31,				Change From
	2006		2005		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	105,784	90.0%	102,549	90.3%	3,235	3.2%
Australia/New Zealand	2,550	2.2%	2,215	2.0%	335	15.1%
Canada	1,638	1.4%	1,668	1.5%	(30)	-1.8%
Mexico	1,433	1.2%	1,608	1.4%	(175)	-10.9%
United Kingdom/Ireland	1,235	1.1%	846	0.7%	389	46.0%
Philippines	2,198	1.9%	2,328	2.0%	(130)	-5.6%
Malaysia/Singapore	1,805	1.5%	2,031	1.8%	(226)	-11.1%
Germany	824	0.7%	320	0.3%	504	157.5%

Consolidated Total	117,467	100.0%	113,565	100.0%	3,902	3.4%

The following table sets forth, as of December 31, 2006 and 2005, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 12/31/2006		As of 12/31/2005		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	52,880	16,580	52,040	15,840	1.6%	4.7%
Australia/New Zealand	2,460	300	2,410	250	2.1%	20.0%
Canada	1,170	180	1,210	210	-3.3%	-14.3%
Mexico	1,130	240	1,630	310	-30.7%	-22.6%
United Kingdom/Ireland	910	160	750	100	21.3%	60.0%
Philippines	3,430	370	4,070	490	-15.7%	-24.5%
Malaysia/Singapore	2,560	410	3,250	590	-21.2%	-30.5%
Germany	420	130	120	50	250.0%	160.0%

Consolidated total	64,960	18,370	65,480	17,840	-0.8%	3.0%

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